Exhibit 99

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

FOR IMMEDIATE RELEASE:
January 18, 2001

SEARS REPORTS 14 PERCENT INCREASE IN 2000
EARNINGS EXCLUDING NON-COMPARABLE ITEMS

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) reported full-year net income for 2000 of $1.34 billion, or $3.88 per share, compared with $1.45 billion, or $3.81 per share in 1999. Excluding the effect of non-comparable items, net income would have been $1.54 billion, or $4.45 per share, compared with $1.48 billion or $3.89 per share for 1999. Excluding non-comparable items, earnings per share increased 14 percent over the prior year.

Fourth quarter 2000 net income was $442 million, or $1.32 per share, compared with 1999 fourth quarter net income of $740 million, or $1.98 per share, a decrease of 33 percent. Excluding non-comparable items, fourth quarter 2000 net income would have been $639 million or $1.91 per share versus $740 million or $1.98 per share in 1999. Excluding non-comparable items, fourth quarter earnings per share would have decreased 4 percent. The fourth quarter 2000 non-comparable items, which were announced previously, reduced net income by $197 million or $0.59 per share. The non-comparable items include a charge for store closures and an impairment charge related to Sears Termite and Pest Control.  The 4 percent decrease in quarterly earnings per share excluding non-comparable items reflects lower income in Sears retail and credit businesses partially offset by the company's share repurchase program, lower corporate expenses and higher services' income. The unfavorable retail and credit comparisons to last year's quarter are mostly attributable to an exceptionally strong quarter in 1999 as well as soft holiday season sales in 2000.

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SEARS/Add One "We are pleased with the solid earnings per share growth for the year, particularly in light of the industry's difficult fourth quarter," said Chairman and Chief Executive Officer Alan J. Lacy. "However, our businesses delivered inconsistent results. Another strong year of operating income growth in our credit business was offset by a weak fourth quarter in our domestic retail businesses and lower earnings from our Canadianbusiness."

Revenues Revenues for the fourth quarter were $12.4 billion, compared with $12.1 billion for the same period a year ago. The domestic revenue increase was primarily due to improvement in the Sears Tire Group, Full-line stores and Dealer stores, partially offset by credit revenue declines. Domestic comparable sales grew by 0.9 percent. Sears Canada revenues increased more than 7 percent largely reflecting the additional stores acquired from Eatons in 1999.

"We experienced solid growth in hardlines led by sales increases in sporting goods, appliances, electronics, and lawn and garden," said Lacy. "The Great Indoors and Sears Tire Group stores enjoyed strong comparable store sales performance for the quarter. In softlines, strong performances in footwear and housewares, and solid increases in cosmetics and fragrances and fine jewelry were offset by soft apparel results."

Revenues in the services segment, which include both Sears Home Services and Sears Direct Response businesses, were $733 million in the quarter, an increase of 3.7 percent from a year ago primarily reflecting higher Home Services' sales. Fourth-quarter domestic credit revenues declined 5.0 percent from a year ago, to $1.01 billion. The credit revenue decline primarily reflects lower Sears Card balances partially offset by growth in Sears Gold MasterCard offered at introductory rates. Average and ending managed receivable balances are slightly higher than last year.

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SEARS/Add Two

All revenue amounts reflect the application of SEC Staff Accounting Bulletin 101 (SAB 101), which affected the classification of revenue and related costs of licensed businesses. There was no effect on operating income related to the implementation of SAB 101.

Gross margin and selling and administrative costs

Consolidated gross margin as a percent of merchandise sales and services was 27.7 percent in the fourth quarter of 2000 compared with 28.8 percent in the comparable 1999 period. The decrease in the gross margin rate reflects increased promotional intensity in both the U.S. and Sears Canada as well as a lower LIFO credit in 2000 than 1999. Selling and administrative expense as a percentage of total revenues was 20.0 percent in the fourth quarter of 2000 compared with 19.6 percent a year ago. Improved selling and administrative expense leverage in credit was more than offset by lower than planned holiday sales in retail and Eatons' re-launch costs. Corporate expenses were favorable primarily because of reductions in performance-based incentive expenses.

Provision for uncollectible accounts In the fourth quarter of 2000, the consolidated provision for uncollectible accounts was $224 million, a 28 percent increase from $175 million in the fourth quarter of 1999. The domestic provision for uncollectible accounts increased by $38 million while Sears Canada's provision for uncollectible accounts increased by $11 million. Last year's quarter benefited from a $48 million reduction to the domestic allowance for uncollectible accounts reflecting substantial improvement in portfolio quality. Although the quality of the portfolio remains strong, the allowance was increased by $25 million to reflect growth in owned portfolio balances. The domestic allowance at the end of 2000 is $649 million or 4.03 percent of owned receivables.

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SEARS/Add Three

2001 Outlook

"Given the slowing economic environment, 2001 will be a challenging year, particularly in the first half," said Lacy. "We are very focused on delivering solid profit growth for the year. Operating income is planned to deliver mid-single digit growth. Income growth combined with our share repurchase program should allow us to achieve high-single to low-double digit earnings per share growth."

Statements contained under the "2001 Outlook" heading of this release are forward looking and as such involve risks and uncertainties that could cause actual results to differ materially. The company's forward-looking statements are based on assumptions about many important factors, including competitive conditions in the retail industry; changes in consumer confidence and spending; the successful implementation and consumer acceptance of Sears Gold Mastercard program, direct-to-customer strategy, and other initiatives; the ability of the company to develop appropriate new sites for The Great Indoors; anticipated cashflow; economic conditions in the United States and Canada such as higher interest rates and unemployment; and normal business uncertainty. In addition, the company typically earns a disproportionate share of its operating income in the fourth quarter due to holiday buying patterns, which are difficult to forecast with certainty. While the company believes that its assumptions are reasonable, it cautions that it is impossible to predict the impact of such factors that could cause actual results to differ materially from predicted results. The company intends the forward-looking statements in this release to speak only at the time of this release and does not undertake to update or revise these projections as more information becomes available.

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of nearly $40 billion. The company serves families across the country through approximately 860 full-line department stores, approximately 2,100 specialized retail locations, and a variety of online offerings accessible through the company's Web site, www.sears.com. Sears, Roebuck and Co. is the majority owner of Sears Canada Inc.

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SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME

	For the 13 Weeks Ended			For the 52 Weeks Ended
	Dec. 30, 2000 and Jan. 1, 2000			Dec. 30, 2000 and Jan. 1, 2000
(millions, except earnings per share)	2000	1999 *	% Change	2000	1999 *	% Change

Revenues
Merchandise and services	$11,296	$10,958	3.1%	$36,548	$35,141	4.0%
Credit revenues	1,078	1,130	-4.6%	4,389	4,343	1.1%
Total revenues	12,374	12,088	2.4%	40,937	39,484	3.7%

Costs and expenses
Cost of sales, buying and occupancy	8,168	7,799	4.7%	26,899	25,627	5.0%
Selling and administrative	2,471	2,366	4.4%	8,642	8,416	2.7%
Depreciation and amortization	202	219	-7.8%	826	848	-2.6%
Provision for uncollectible accounts	224	175	28.0%	884	871	1.5%
Interest	317	313	1.3%	1,248	1,268	-1.6%
Restructuring charge	251	(5)	-	251	41	-
Total costs and expenses	11,633	10,867	7.0%	38,750	37,071	4.5%

Operating income	741	1,221	-39.3%	2,187	2,413	-9.4%
Other income, net	29	5	-	36	6	-

Income before income taxes and
minority interest	770	1,226	-37.2%	2,223	2,419	-8.1%

Income taxes	(300)	(452)	-33.6%	(831)	(904)	-8.1%

Minority interest	(28)	(34)	-17.6%	(49)	(62)	-21.0%

Net income	$ 442	$ 740	-40.3%	$ 1,343	$ 1,453	-7.6%

Earnings per share:

Basic	$ 1.32	$ 1.98	-33.3%	$ 3.89	$ 3.83	1.6%

Diluted	$ 1.32	$ 1.98	-33.3%	$ 3.88	$ 3.81	1.8%

Average common and dilutive common
equivalent shares outstanding	334.9	373.9		346.3	381.0

*			1999 and 2000 amounts have been restated to reflect licensed business operations under SEC Staff Accounting Bulletin No. 101 (SAB 101).
The restatement reclassified amounts within the statement of income but did not affect operating income or net income.

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION

(millions, except number of stores)
		For the 13 Weeks Ended Dec. 30, 2000 and Jan. 1, 2000			For the 52 Weeks Ended Dec. 30, 2000 and Jan. 1, 2000
		2000	1999	% Change	2000	1999	% Change
Total Revenues:
Retail		$ 9,242	$ 9,025	2.4%	$ 29,743	$ 28,706	3.6%
Services		733	707	3.7%	2,798	2,799	0.0%
Credit		1,011	1,064	-5.0%	4,114	4,085	0.7%
International		1,388	1,292	7.4%	4,282	3,894	10.0%
Total revenues		$ 12,374	$ 12,088	2.4%	$ 40,937	$ 39,484	3.7%

Operating income as reported:
Retail		452	$ 719	-37.1%	$ 689	$ 841	-18.1%
Services		(36)	73	-149.3%	208	329	-36.8%
Credit		357	421	-15.2%	1,522	1,347	13.0%
Corporate		(85)	(109)	-22.0%	(354)	(322)	9.9%
International		53	117	-54.7%	122	218	-44.0%
Total operating income		$ 741	$ 1,221	-39.3%	$ 2,187	$ 2,413	-9.4%

Operating income excluding noncomparable items:
Retail		602	$ 719	-16.3%	$ 839	$ 866	-3.1%
Services		79	73	8.2%	323	329	-1.8%
Credit		357	421	-15.2%	1,522	1,347	13.0%
Corporate		(85)	(109)	-22.0%	(354)	(301)	17.6%
International		53	117	-54.7%	122	218	-44.0%
Total operating income		$ 1,006	$ 1,221	-17.6%	$ 2,452	$ 2,459	-0.3%

		Dec. 30, 2000	Jan. 1, 2000

Domestic inventories	-LIFO	$ 4,941	$ 4,516
	-FIFO	$ 5,507	$ 5,112

		For the 13 Weeks Ended Dec. 30, 2000 and Jan. 1, 2000			For the 52 Weeks Ended Dec. 30, 2000 and Jan. 1, 2000

Pretax LIFO charge (credit)		$ (59)	$ (103)		$ (29)	$ (73)

Domestic retail stores:		Jan. 1, 2000	Opened	Closed	Dec. 30, 2000
Full-line stores		858	11	(6)	863
Specialty formats		2,153	116	(111)	2,158
Total		3,011	127	(117)	3,021

Gross square feet		146.4	2.6	(1.7)	147.3

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - CREDIT SEGMENT
(millions)

The following credit information relates to the domestic managed portfolio of credit card receivables which is comprised of on-book credit card receivables, credit card receivables underlying retained interest securities and securities which have been sold to third parties. The effective financing rate is based on both domestic on-book debt of the company and securitization interest of the Sears Master Trust.

	For the 13 Weeks ended		For the 52 Weeks Ended
	Dec. 30, 2000 and Jan. 1, 2000		Dec. 30, 2000 and Jan. 1, 2000
	2000	1999	2000	1999
Average domestic credit card receivables:
Managed credit card receivables	$ 26,262	$ 26,131	$ 25,830	$ 26,595
Securitized balances sold	(7,442)	(6,527)	(6,779)	(6,476)
Retained interest in transferred
credit card receivables	(3,366)	(3,143)	(3,273)	(3,707)
Owned credit card receivables	$ 15,454	$ 16,461	$ 15,778	$ 16,412

	Dec. 30,	Jan. 1,
	2000	2000
Ending domestic credit card receivables:
Managed credit card receivables	$ 27,001	$ 26,785
Securitized balances sold	(7,834)	(6,579)
Retained interest in transferred
credit card receivables	(3,051)	(3,175)
Other receivables	59	37
Owned credit card receivables	$ 16,175	$ 17,068

	For the 13 Weeks ended		For the 52 Weeks Ended
	Dec. 30, 2000 and Jan. 1, 2000		Dec. 30, 2000 and Jan. 1, 2000
Domestic managed credit card receivables-	2000	1999	2000	1999
Net interest margin:
Portfolio yield	19.22%	19.90%	19.68%	19.58%
Effective financing rate	6.11%	5.88%	5.96%	5.77%
Net interest margin	13.11%	14.02%	13.72%	13.81%

Domestic managed net charge-off rate (1)	4.79%	5.20%	5.12%	6.44%

	2000				1999
	Dec. 30, 2000	Sep. 30, 2000	July 1, 2000	Apr. 1, 2000	Jan. 1, 2000

Domestic managed credit card receivables-
Delinquency rate	7.56%	7.47%	7.15%	7.20%	7.58%

Allowance for uncollectible accounts	$ 649	$ 624	$ 725	$ 725	$ 725

Allowance % of domestic owned credit
card receivables	4.03%	4.18%	4.46%	4.48%	4.26%

(1) The 1999 domestic managed net charge-off rate includes all of the accounts in the domestic portfolio. Twelve percent of the accounts were converted to the new Total Systems Services, Inc. ("TSYS") account processing system in October 1998, 38% were converted in March 1999, and 50% were converted in April 1999. Balances are generally charged-off earlier under the TSYS system than under the proprietary system. For a description of the anticipated effects of the TSYS conversion, see Sears quarterly report on Form 10-Q dated May 14, 1998.